EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
ENZON PHARMACEUTICALS, INC.
______________________________________________________________________

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

ENZON PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the authority granted to the Board of Directors of the Corporation (the “Board”) pursuant to the Corporation’s Amended Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the DGCL, the Board previously authorized the issuance of, and established, the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Junior Participating Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on May 1, 2014 (the “Certificate of Designation”).

SECOND: None of the authorized shares of Series A Junior Participating Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation governing such Series A Junior Participating Preferred Stock.

THIRD: The Board has duly adopted the following resolutions approving the elimination of the Series A Junior Participating Preferred Stock, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that none of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation previously filed with the Secretary of State of the State of Delaware on May 1, 2014 with respect to such Series A Junior Participating Preferred Stock;

FURTHER RESOLVED, that any executive officer of the Corporation (the “Authorized Officers”) be, and each of them hereby is, empowered, authorized and directed, in the name and on behalf of the Corporation, to execute and file a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, substantially in the form provided to the Board, setting forth a copy of these resolutions (the “Certificate of Elimination”);

FURTHER RESOLVED,  that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock are hereby eliminated from the Certificate of Incorporation, and the shares that were designated as Series A Junior Participating Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on this 14th day of August, 2020.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Andrew Rackear
Name: Andrew Rackear
Title: Chief Executive Officer and Secretary

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